Exhibit 10.19

DATED	07 January	2020

GAMIDA CELL LIMITED		(1)

and

UPPAL HEALTHCARE LIMITED		(2)

CONSULTANCY AGREEMENT

DATE OF AGREEMENT	2020

PARTIES

(1)	GAMIDA CELL LIMITED, a company registered in Israel whose registered office is at 5th Nahum Hefzadi st. Jerusalem, Israel (“We” or the “Company”)

(2)	UPPAL HEALTHCARE LIMITED (Company Number 08321724) whose registered office is at Kingswood House, 35 Orchehill Avenue, Gerrards Cross, Buckinghamshire, SL9 8QE, UK (“You”)

IT IS AGREED THAT:

1.	DEFINITIONS

1.1	In this agreement the following words, phrases and expressions shall have the following meaning:

“Commencement Date” means 01 January 2020.

“Group” means the Company, its subsidiaries, any holding company of the Company and any subsidiary of such holding company (all as defined in section 1159 of the Companies Act 2006) and any associated company (which expression shall mean any other company of which the Company or its holding company or any subsidiary of the Company or its holding company beneficially holds not less than 20% of the equity share capital) and any reference to “Group Company” shall be construed accordingly.

“Intellectual Property Rights” means any copyrights, database rights, rights in designs, registered designs, trademarks, trade names, service marks, the goodwill in any trade marks together with rights in get-up and trade dress (including the right to sue for passing off), rights in confidential information (including, without limitation, know-how and trade secrets), rights in and to any inventions, improvements, patents (whether pending or duly registered), design patents, utility patents and the right to apply for and be granted any of these rights and the right to claim priority from any such application and any other intellectual property rights, including, without limitation, any rights in source code, software, domain names and social media accounts, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Off-Payroll Rules” means Chapter 10 of Part 2 of the Income Tax (Earnings and Pensions) Act 2003.

“Services” means the consultancy services set out in Schedule 1.

1.2	Any reference in this agreement to a statutory provision includes all re-enactments and modifications of that provision and any regulations made under it or them.

1.3	The headings in this agreement are for convenience only. They do not form part of this agreement and do not affect its interpretation.

2.	APPOINTMENT

2.1	You agree to provide the Services to the Company from the Commencement Date. Additional services may be agreed between us if required.

2.2	The Services shall be provided by the staff employed by you or otherwise contracted to work for you. At the date of this agreement the number and identity of the staff who shall be providing the Services are as set out in Schedule 2. These may change from time to time with the agreement of the parties.

2.3	You acknowledge and warrant that:

(a)	by entering into this agreement and fulfilling your obligations under it, you (and any staff working for you) are not in breach of any obligations to any third party.

2.4	In the event of a breach of clause 2.3 above, we may terminate this agreement with immediate effect.

3.	YOUR OBLIGATIONS

3.1	You shall procure that any staff supplied by you to provide the Services do so to the best of their skill and ability.

3.2	We shall agree with you on a monthly basis the number of days on which you will provide the Services the following month.

3.3	If requested, at any time during or within one month of the end of this agreement, you shall provide us with a written report setting out the Services you have provided or answering any questions we may have.

3.4	You shall provide the Services at 35 Orchehill Avenue, Gearrrads Cross, Bucks, SL9 8QE, U.K. or at any other place in the United Kingdom as we may from time to time require, whether on a permanent or temporary basis.

3.5	You shall procure that any staff employed or contracted by you to provide the Services will, whilst present on our premises, comply with the same standards and rules that apply to our staff and other visitors to our premises. These include any Company policies relating to health and safety, security, equal opportunities, data protection, social media and anti-bribery.

3.6	You shall notify us as far as possible in advance if any of your staff are unable to provide the Services to us due to illness, injury or for any other reason. For the avoidance of doubt, you will not receive any fees for any period during which the Services are not being provided.

3.7	You must have the benefit of appropriate insurance cover in place in respect of any loss or damage caused to the Company (or our employees, customers or suppliers) by you or any of your staff in providing the Services. You must ensure that any insurance policies are taken out with reputable insurers and that the level of cover and other terms of insurance are acceptable to, and agreed by, us. Such insurance cover may be capped at no less than £1,000,000 in respect of each policy or, if greater. such minimum amount as may be required by law. You must comply (and ensure that your staff comply) with all terms and conditions of the insurance policies at any time. An excess is permissible under the insurance, subject to you agreeing this with us in writing in advance. On demand you must provide us with a copy of any insurance policies.

3.8	You must not, without our prior written consent, incur any expenditure in the name of or for the account of the Company or hold themselves out as having any authority to bind the Company.

3.9	Nothing in this agreement prevents you from providing any consultancy services (or any other services, including employment services) to any third party at any time, provided that the provision of those services does not entail or is not reasonably likely to lead to a breach of any of your (or their) obligations under this agreement, in particular the confidentiality obligations under clause 5 below or in any way interfere with the full and efficient performance of your obligations under this agreement.

3.10	If you are offered any position (including any consultancy) in any business which is similar to or in any way competitive with the business of the Company or which could, if accepted, put you in breach of clause 3.9 above, you must notify us in writing of the proposed terms, giving sufficient detail of the nature of the duties to be carried out by you so that we can satisfy ourselves that there will be no breach of any of your obligations under this agreement.

3.11	You may, at your own expense, substitute any member of staff set out in Schedule 2 with another person to provide the Services, provided that we agree first (such agreement not to be unreasonably withheld) that the substitute has the necessary skills, expertise, qualifications and experience to provide the Services, and subject to all the other terms of this agreement.

3.12	We can require you to remove anyone who works for you from our premises at any time and not allow them to provide any services to us again. If the reason for removal relates to the capability or conduct of the individual, you shall as soon as is reasonably practicable replace that individual with somebody else who is acceptable to us. If you are unable to supply an acceptable replacement to us, we have the right to terminate this agreement with immediate effect.

3.13	We acknowledge that you have autonomy over your working methods and that we have no right to, nor shall we seek to, exercise any direction, control or supervision over you (or any of your staff) as to the manner in which the Services are to be provided. This is subject at all times to our right to provide you and your staff with guidance and feedback to ensure the Services meet the Company’s requirements and expectations.

3.14	We are under no obligation to offer further contracts or services to you, nor are you under an obligation to accept such contracts or services if offered. You are not obliged to make your services available except for the performance of your obligations.

4.	PAYMENTS

4.1	We will pay to you a consultancy fee of£ 1,150 per day exclusive of VAT, provided that the parties acknowledge and agree that VAT will not be chargeable at any time during which the Company (as the customer) belongs in Israel for the purpose of determining the place of supply of the Services for VAT.

4.2	On the last working day of each month, you must provide us with an invoice setting out the number of days worked that month, the Services provided and the amount of any fee payable (plus VAT, if applicable) in respect of that period.

4.3	If VAT is due on the Services provided under this agreement, you shall ensure that the invoice provided under clause 4.2 and/or under clause 4.5 below complies with the statutory requirements concerning VAT invoices.

4.4	Within 10 days of receipt of a valid invoice we will pay to you the consultancy fee due in respect of that period.

4.5	You will also be eligible to receive an additional discretionary success fee subject to such terms as the Company shall at its sole discretion determine. The potential amount of such success fee shall be notified to you separately. For the avoidance of doubt the Company’s decision as to whether or not to pay you a success fee and, if so, the amount of such success fee shall be final. In the event that the Company exercises its discretion to pay you a success fee, we will notify you of this fact and the amount of the success fee. The success fee will then be paid to you within 14 days of the Company receiving from you a valid invoice in respect of the same. Receipt of a discretionary success fee one year creates neither right to nor legitimate expectation of any success fee in the next year.

4.6	We will reimburse you for any pre-approved disbursements (including any VAT that you are unable to recover) incurred by your staff in providing the Services, subject to you producing receipts or other appropriate evidence of payment if required and to your including them in your invoice within two months of their being incurred.

4.7	We are entitled to deduct from the fees due to you any sums which you or your staff may owe to the Company.

4.8	Where this agreement is terminated by either party before the end of a fee period, then the consultancy fee will be reduced pro rata.

4.9	Upon termination of this agreement for any reason, any outstanding fees payable to you will be subject to you complying with your obligations in clauses 9.3 and 9.4.

5.	CONFIDENTIAL INFORMATION

5.1	During the course of this agreement you and any staff supplied by you to provide the Services (including any of your employees, agents, representatives, advisers and officers), will have access to information that is secret, confidential or commercially sensitive and which if disclosed or used for purposes other than those of the Company or the Group will cause significant harm to the Company and any Group Company. In this agreement such information, whether communicated to you in writing, electronically or in any other medium (and whether or not it is marked confidential) before or after the date of this agreement, is referred to as “Confidential Information” and includes without limitation:

(a)	the fact that discussions and negotiations are taking place concerning the Services and the status of those discussions and negotiations;

(b)	the existence and terms of this agreement;

(c)	details of how the Company and the Group prices its products or services. including any discounts or non-standard terms offered to any clients;

(d)	the Company’s and the Group’s Intellectual Property Rights. including any processes, methods, inventions, designs. techniques, know-how, discoveries, technical specifications, formulas, prototypes, computer programs and other technical information, records, data, ideas, techniques. projections. plans, analyses, notes, legal documents and other data in whatever form relating to the creation, production or supply of any past, present or future product or service of the Company and the Group;

(e)	information relating to or belonging to the Company’s and the Group’s suppliers and the terms and conditions (including any prices and discounts) agreed with them;

(f)	information relating to or belonging to the Company’s and the Group’s clients or customers and the terms and conditions (including any prices and discounts) agreed with them;

(g)	research and development projects of the Company and the Group;

(h)	the Company’s and the Group’s marketing and sales strategies and plans, which includes business plans and business opportunities;

(i)	potential acquisitions and disposals by the Company and the Group;

(j)	the Company’s and the Group’s financial and sales performance, which includes financial statements;

(k)	;

(l)	any information, findings, data or analysis derived from Confidential Information;

(m)	any information in respect of which the Company and/or the Group owes an obligation of confidentiality to any third party; and

(n)	any other categories of confidential information that we want to protect and which we notify to you in writing as being confidential.

5.2	You must not (and you must procure that your staff do not) during the term of this agreement or afterwards use, copy, disclose or permit to be used or disclosed (unless this is strictly necessary in connection with the provision of the Services) any Confidential Information. You shall apply the same security measures and degree of care to the Confidential Information as you apply to your own confidential information, which you warrant as providing adequate protection from unauthorised disclosure, copying or use.

5.3

5.4	You may disclose the Company’s Confidential Information to those of your staff who need to know this Confidential Information for the Services, provided that:

(a)	you inform your staff of the confidential nature of the Confidential Information before disclosure; and

(b)	such persons are bound by terms similar to those contained in this agreement; and

(c)	you shall at all times be liable for the failure of any staff to comply with the terms of this agreement.

5.5	The restrictions contained in this clause 5 do not apply to any information which, otherwise than through your (or your staff’s) own unauthorised disclosure or breach of confidence, (i) is already in or comes into the public domain, (ii) the disclosure of which is ordered by a court of competent jurisdiction; provided however, that you shall promptly notify the Company of such court order or requirement, (iii) where you have obtained the Company’s prior written approval to such disclosure, or (iv) you can demonstrate in your records to have independently developed, without the use of or reference to, the Confidential Information.

5.6	The provisions of this agreement relating to Confidential Information are without prejudice to any duties and obligations of confidentiality to which you and your staff may be subject at common law or equity.

5.7	If any Confidential Information is wrongfully misused and/or disclosed, you must notify us as soon as reasonably practicable after becoming aware of it and shall provide us with all the information relating to such misuse or disclosure, including how the misuse or disclosure occurred.

5.8	The obligations set forth in this clause 5 shall commence on the Commencement Date and shall continue until such time as the information no longer qualifies as Confidential Information.

5.9	On termination of this agreement and at the request of the Company, you shall destroy, erase (to the extent technically possible) or return to the Company all documents and materials (and any copies) containing, reflecting, incorporating or based on the Company’s Confidential Information. The Company may request that you certify in writing that such actions have been completed.

6.	INTELLECTUAL PROPERTY

6.1	You must disclose to us in writing full details of any works of any nature created by you or your staff in the course of providing the Services. Any Intellectual Property Rights existing (or which may in the future exist) in any works that are created by you or your staff either during the course of providing the Services or by using materials, tools, information or opportunities made available by us to you to provide the Services shall automatically upon their creation vest in the Company. To the extent such rights do not vest in the Company, you hereby assign to the Company all existing and future Intellectual Property Rights in any such works, free from all encumbrances and with full title guarantee.

6.2	You agree to do all such things as we may require (including but not limited to the signing of documents), both during and after the term of this agreement, to perfect the Company’s title in any Intellectual Property Rights in works created by you or your staff but which belong to the Company.

6.3	You hereby waive, on a worldwide basis, in favour of the Company all your rights pursuant to sections 77 - 89 of the Copyright Designs and Patents Act 1988 and similar rights throughout the world in any works you (or they) create during the course of providing the Services. You also agree to procure such a waiver from each member of staff supplied by you to provide the Services.

6.4	You accept that no future agreement between the Company and you, dealing with the ownership or licensing of any Intellectual Property Rights in works created by you or your staff, shall be enforceable unless and until it is in writing signed by or on behalf of the Company by a director.

6.5	You agree that you will not use any of the Company’s Intellectual Property Rights after the termination of this agreement without the Company’s prior written consent.

6.6	The Company owns all documents, files, data and prototypes or models that you or any of your staff create in connection with providing the Services. You must keep these separate from your other documents, files, data and prototypes or models and shall, at your expense, deliver up to us (or at our option destroy on oath) all such materials on the termination of this agreement.

6.7	You agree that the provisions of this clause 6 shall remain in full force and effect following the termination of this agreement for any reason.

6.8	You confirm that your staff shall be subject to the same obligations and provisions as you and shall enter into suitable undertakings with the Company in a form approved by us.

7.	DATA PROTECTION

7.1	We place the highest importance on compliance with all applicable data protection laws in force from time to time, including but not limited to the General Data Protection Regulation as enacted into UK law and the Data Protection Act 2018 (“Data Protection Laws”).

7.2	We will hold and process personal data (as defined in the Data Protection Laws) about your staff in order to perform our obligations and exercise our rights under this agreement and for the purposes of our business. Details about how and why we will process such personal data will be set out in a privacy notice to be provided to you in due course. You agree to keep us informed of any changes to your staff’s personal data.

7.3	You must, and must procure that any staff supplied to the Company, at all times comply with the Data Protection Laws and all of our policies, rules and procedures relating to the processing of personal data or otherwise relating to compliance with the Data Protection Laws whenever you (or your staff) process any personal data as a result of or in connection with your appointment, including any personal data relating to any individual employee, worker, client, customer, supplier or agent of the Company (“Company Personal Data”). You must treat all Company Personal Data as if it were confidential information of the Company and not do or omit to do anything that would put the Company in breach of the Data Protection Laws.

7.4	If, in the course of providing the Services, you (or your staff) process any Company Personal Data you (and your staff) agree to be bound by and comply with the provisions set out in Schedule 3.

8.	STATUS AND LEGAL COMPLIANCE

8.1	There is nothing in this agreement that is intended to make you (or any staff supplied by you to provide the Services) an employee, worker, agent or partner of the Company.

8.2	You must comply with all relevant laws and requirements relating to income tax, VAT, National Insurance and any other taxes and charges that apply to the Services you are providing to us. Subject to clause 8.10, you must account for any taxes or charges due in respect of the fees we pay to you for those services.

8.3	You shall be responsible for the payment of any fee or salary to any staff supplied by you to provide the Services, together with any National Insurance and any other contributions and taxes required by law to be paid by you. You shall also be responsible for meeting all of the employer obligations under the Pensions Act 2008 concerning the pension arrangements of your staff, including but not limited to the automatic enrolment and re-enrolment of staff into a qualifying scheme and the payment of the appropriate level of pension contributions.

8.4	You must, and must procure that any staff supplied to the Company, comply with any policies of the Company relating to the prevention of tax evasion and/or the prevention of the facilitation of tax evasion. You must report immediately to us if you (or any of your staff) have concerns or suspicions of tax evasion or associated fraud.

8.5	You warrant that all staff supplied by you pursuant to this agreement are either employees (whose remuneration is subject to income tax and National Insurance contributions deductions at source) or consultants engaged by you (who directly account to HM Revenue & Customs for any income tax and National Insurance contributions that may be due as a result of any remuneration that they receive). You agree to indemnify us for any loss. cost or liability we incur arising, directly or indirectly, from a breach of this warranty.

8.6	You acknowledge and agree (and shall procure that any staff supplied to the Company acknowledge and agree) that none of the staff supplied by you to provide the Services constitute an agency worker for the purposes of Regulation 3(1) of the Agency Workers Regulations 2010.

8.7	You must (and must procure that any staff supplied to the Company) comply with all applicable laws. regulations. codes and sanctions relating to anti-bribery and anticorruption, including but not limited to the Bribery Act 2010.

8.8	You agree to indemnify us in full in respect of:

(a)	any income tax, employee’s and employer’s National Insurance and social security contributions and apprenticeship levy (including any related interest, surcharges or penalties) and any other liability, deduction, assessment or claim arising from or made in connection with the performance of the Services under this agreement, where the recovery is not prohibited by law; and

(b)	any liability or obligation, costs, expenses (including legal expenses), damages or other losses which the Company or any Group Company may directly or indirectly incur as a result of or arising from:

(i)	any of your staff breaching the undertakings given by them under clauses Error! Reference source not found. and 6.8 above and/or the Company or any Group Company taking steps to enforce such undertakings;

(ii)	any of your staff claiming that they are an employee or worker of the Company or any Group Company, including in relation to income tax, other taxes, National Insurance, social security or other contributions, awards of compensation or damages and any interest or penalties relating to the same;

(iii)	any claim by any of your staff that they are an agency worker for the purposes of the Agency Workers Regulations 2010;

(iv)	any claim by you and/or your staff that the Company or any Group Company has obligations to you or any of your staff and/or owes any sums in respect of pension contributions under the Pensions Act 2008; and

(v)	any breach by you or any of your staff of the Data Protection Laws.

8.9	The Company may at its discretion satisfy the indemnities referred to in clause 8.8 above (whether in whole or in part), and any other indemnity given by you under the terms of this agreement, by way of deductions from any payments (if any) to be made by the Company to you under this agreement.

8.10	You acknowledge and agree that the Company is entitled to deduct from payments to you any PAYE and employer’s and employee’s National Insurance contributions and apprenticeship levy that it determines it is required to pay to HM Revenue & Customs in accordance with the Off-Payroll Rules in respect of such payments to you and/or the Services, where the deduction is not prohibited by law. The Company shall remit any such sums deducted under this clause 8.10 to HM Revenue & Customs and shall provide you with a statement setting out any such deductions.

8.11	You will, and will procure that any of your staff providing the Services will, provide promptly to the Company any information requested by the Company that may be required to satisfy statutory legislation and/or reporting requirements (including, without limitation, the Off-Payroll Rules).

9.	TERMINATION

9.1	Either party may terminate this agreement at any time by giving not less than one months’ written notice to the other.

9.2	Notwithstanding the provisions of clause 9.1 above, the Company may terminate this agreement immediately without notice (and with no liability to make any further payments to you, other than in respect of any fees accrued prior to termination) if at any time:

(a)	you or any member of your staff supplied to us commit any serious or repeated breach of this agreement or refuse or neglect to comply with any reasonable directions by us;

(b)	you or any of your staff supplied to us misconduct themselves, whether during or outside the course of this agreement, in such a way that in our reasonable opinion the business, operation, interests or reputation of the Company is, or is likely to be, prejudicially affected;

(c)	you or any member of your staff supplied to us commit any criminal offence (including in particular any offence involving dishonesty or violence), other than an offence which does not in the reasonable opinion of the Company affect your position under this agreement (or your staffs ability to provide the Services under this agreement);

(d)	you or any member of your staff supplied to us commit any serious or repeated breach of our policies and procedures;

(e)	you or any member of your staff supplied to us commit any breach of the Bribery Act 2010 or any breach of the obligations under clause 8.4;

(f)	you become insolvent;

(g)	we reasonably believe that HM Revenue & Customs (or any other competent tax authority) may determine that income tax and/or national insurance is due from the Company as a result of this agreement;

(h)	you are unable to provide the Services to us for any reason for more than two weeks in total in any period of a month, unless agreed in advance by the parties; or

(i)	there are other substantial grounds justifying the immediate termination of this agreement.

9.3	When this agreement terminates (or earlier upon request), you must immediately:

(a)	return to us all of our property and documents (including that which belongs or relates to any of our customers, clients and/or business contacts); and

(b)	provide us with all notes, records and materials prepared or created by you (or any of your staff) in undertaking the Services.

9.4	You must not (and you must ensure that any staff supplied to us do not) keep any copies or summaries (in any format) of our property, documents, notes, records or materials. If you have stored or copied any of our data or information on to a computer, personal organiser or other system or device you must immediately delete that data or information. For the avoidance of doubt, the contact details of business contacts made during the term of this agreement are regarded as Confidential Information and, as such, must be deleted from any personal, social or professional networking accounts on termination of this agreement. If requested you must confirm in writing that you and your staff have fully complied with the obligations under this clause.

9.5	Once you have ceased providing Services to us:

(a)	you and any of your staff supplied to us must not hold themselves out as still having any connection with us; and

(b)	you and any of your staff supplied to us still must not use, disclose or permit to be used or disclosed any Confidential Information.

10.	ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the parties. It cancels and is in substitution for all previous agreements and arrangements (whether oral or in writing) between us concerning the terms of your consultancy, all of which are deemed to have been terminated by mutual consent with effect from the Commencement Date.

11.	NOTICES

11.1	Any notice to be given under this agreement shall be deemed to have been properly served if given in writing and delivered personally to the recipient or by pre-paid first class post to the relevant address of the recipient as set out above.

11.2	Any notice served personally shall take effect immediately and any notice served by pre-paid first class post shall be deemed to have been served at 9am on the second business day after posting.

12.	RIGHTS OF THIRD PARTIES

No provisions of this agreement confer rights on, or shall be enforceable by, any third party (including any person supplied by you to provide the Services), except that for the purposes of the Contracts (Rights of Third Parties) Act 1999 any Group Company can enforce the confidentiality and Intellectual Property Rights clauses, and any other clauses of this agreement that purport to confer rights on any Group Company in relation to you.

13.	GOVERNING LAW

13.1	This agreement is governed by and interpreted in accordance with the law of England and Wales.

13.2	The parties submit to the exclusive jurisdiction of the courts of England and Wales in connection with any claim, dispute or matter arising out of or relating to this agreement.

13.3	Any delay by the Company in exercising any of its rights under this agreement will not constitute a waiver of such rights.

This agreement has been entered into on the date stated at the beginning of it.

SCHEDULE 1

The Consultancy Services

List of tasks to support the Company or its subsidiaries

●	Regulatory Strategic Consulting

●	Input/review/preparation of FDA/EMA/other Meeting Requests

●	lnput/review/preparation o FDA/EMA/other Meeting Briefing Packages

●	Review/advice of FDA/EMA/other Meeting comments

●	Participation in and feedback on FDA/EMA/other meetings

●	Support in oversight/management of regulatory and quality assurance activities as required

●	Support in managing documentation, dossiers and applications to enable new products / therapies lo be launched or moved into clinical and/or commercial phase, in compliance with all applicable regulatory requirements and organizational policies

●	Analyze regulatory issues and communicate with key stakeholders. Work together to help develop plans to mitigate, so that we can deliver science that is robust and aligned with business needs

●	Support in Managing the preparation and submission of global regulatory applications

●	Support in managing compliance in line with Gamida Cell expectations

●	Write and prepare well-organized and scientifically sound regulatory documents, compliant for regulatory submissions

SCHEDULE 2

Staff of the Consultant to be engaged in the provision of the consultancy services

Jas Uppal

SCHEDULE 3

Data Protection

1.1	If you or your staff process Company Personal Data in the course of providing the Services or otherwise as a result of or in connection with your appointment, it is anticipated that you will act as an independent controller and not as a processor (as defined in the Data Protection Laws).

1.2	When processing any Company Personal Data (whether as a controller or a processor) you must:

(a)	take all appropriate technical and organisational measures to keep the personal data secure and to protect it against accidental or unlawful destruction, loss or alteration and against unauthorised disclosure or access;

(b)	not disclose Company Personal Data to any person other than as necessary to perform the Services. You shall ensure that any persons authorised by you to process Company Personal Data are bound by and comply with written terms equivalent to those set out in this schedule and the confidentiality terms of this agreement;

(c)	not transfer it (or permit it to be accessed from) outside of the European Economic Area without our prior written consent;

(d)	notify us immediately on becoming aware of any requests by individuals to exercise their rights under the Data Protection Laws in relation to Company Personal Data;

(e)	provide us with reasonable assistance in responding to any requests by individuals to exercise their rights in relation to Company Personal Data and in complying with our other obligations under the Data Protection Laws (including with respect to security, breach notifications, privacy impact assessments and consultations with supervisory authorities or regulators);

(f)	notify us immediately on becoming aware of any actual or suspected personal data breach or any communication which relates to our or your compliance with the Data Protection Laws and comply with our reasonable requests in dealing with them;

(g)	in the event of a personal data breach, not inform any third party without first obtaining prior written consent from us, unless notification is required by EU, Member State or UK law to which you are subject, in which case you shall, to the extent permitted by law, inform us of that legal requirement, provide a copy of the proposed notification and consider in good faith any comments made by us before notifying the personal data breach: and

(h)	maintain complete and accurate records and information to demonstrate compliance with this schedule and provide these records and information to us at any time on request. You shall also permit us to audit your compliance with this schedule at any time on request.

1.3	You must process Company Personal Data solely for the purposes of providing the Services and must not process such data for longer than is necessary to carry out the Services (other than as and to the extent necessary to comply with a requirement of EU Member State or UK applicable laws to which you are subject).

1.4	You must permanently and securely delete or return to us (at our option) all Company Personal Data and any copies of it on termination of this agreement (or whenever requested by us if earlier) unless you are required by the Data Protection Laws to retain a copy of that personal data.

1.5	You must enter into a written agreement with any staff supplied by you to provide the Services (including but not limited to any substitute appointed under clause 3.11) which incorporates terms which are substantially the same as those set out in this schedule and which shall be directly enforceable by us.

1.6	To the extent that you or your staff process any Company Personal Data as a processor (as defined in the Data Protection Laws) then. in addition to the obligations set out above, you must:

(a)	only process such Company Personal Data in accordance with our written instructions, unless such processing is required by any law (other than contract law) to which you are subject, in which case, you shall (to the extent permitted by law) inform us of that legal requirement before carrying out the processing. You must tell us if you consider that our instructions breach Data Protection Laws; and

(b)	not engage or authorise (and shall ensure that no sub-processor of any tier engages or authorises) a sub-processor or any other third party (other than your own staff) to process Company Personal Data unless:

(i)	you have obtained our prior written consent; and

(ii)	the proposed sub-processor has either entered into a direct contract with us or a contract with you incorporating provisions equivalent to those in this agreement relating to confidentiality, data protection and security. For the avoidance of doubt, you remain liable for the acts and omissions of your sub-contractors as if they were your own.

SIGNED by Julian Adams for and	)	/s/ Julian Adams
on behalf of GAMIDA CELL
LIMITED	)	January 7, 2020

SIGNED by Jas Uppal for and on	)	/s/ Jas Uppal
behalf of UPPAL HEALTHCARE
LIMITED	)	January 7, 2020